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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-4 or incorporation by reference of our reports dated March 27, 1997 on our audits of the consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 of HCC Insurance Holdings, Inc. Our reports state that our reports are based on the report of Tonneson & Company C.P.A.'s P.C., independent certified public accountants with respect to their audit of the combined financial statements of LDG Management Company Incorporated and Affiliates for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts".

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas

May 13, 1997